EXHIBIT 4.32
PROPERTY LEASING AGREEMENT
BY AND BETWEEN
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
AND
CHINA NETCOM (GROUP) COMPANY LIMITED
This Agreement is made and entered into on November 6, 2007 in Beijing, People’s Republic of China (“PRC”) by and between the following two parties:

(1)	Party A:	China Network Communications Group Corporation (“Netcom Group”)

	Address:	No. 156, Fuxingmennei Avenue, Xicheng District,
Beijing, PRC

(2)	Party B:	China Netcom (Group) Company Limited (“CNC China”)

	Address:	Building C, No. 156, Fuxingmennei Avenue, Xicheng
District, Beijing, PRC
Whereas:
(1) Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;
(2) CNC China is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC and is ultimately controlled by Netcom Group through China Netcom Group Corporation (Hong Kong) Limited (“Listed Company”), a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange and New York Stock Exchange. CNC China is approved by the Ministry of Information Industry of the PRC to operated relevant telecommunications services in Beijing, Tianjin, Hebei, Henan, Shandong, Liaoning, Heilongjiang, Jilin, Inner Mogolia and Shanxi;
(3) CNC China desires to enter into property leasing arrangements with Netcom Group in its telecommunications business operations.
In this Agreement, the term “Tenant” and “Lessor” refer to, depending on particular situation, Netcom Group (including branches, subsidiaries, and other controlled units, but excluding branches, subsidiaries and other controlled units of the Listed Company) or CNC China (including branches, subsidiaries, and other controlled units) , or both Parties, for this Agreement.

Pursuant to the Contract Law of the PRC as well as relevant provisions of other laws and regulations, for the purpose of clarifying their respective rights and obligations, the Parties, through cooperative negotiation, hereby enter into this Agreement as follows:
ARTICLE ONE SCOPE AND PURPOSE OF THE LEASE
1. Due to the demand of business operations, Netcom Group and CNC China agree to lease to each other the Properties owned by their respective branches, subsidiaries, affiliates and enterprises or controlled units (hereinafter collectively referred to as “Subsidiary Companies”). Netcom Group and CNC China confirm that such subsidiary companies, enterprises and units have agreed to entrust Netcom Group or CNC China to exercise the leasing rights of the Properties defined hereunder.
Netcom Group agrees to lease to CNC China the Properties owned by Netcom Group hereunder (hereinafter referred to as “Properties of Netcom Group”); and CNC China is willing to lease the Properties of Netcom Group and pay the consideration accordingly as provided hereunder. CNC China agrees to lease to Netcom Group the Properties owned by CNC China hereunder (hereinafter referred to as “Properties of CNC China”); and Netcom Group is willing to lease the Properties of CNC China and pay the consideration accordingly as provided hereunder.
2. The scope of the Properties of Netcom Group and the Properties of CNC China as referred to in the foregoing article shall be defined in the Appendix of this Agreement. Netcom Group and CNC China may make adjustment once a year to the scope of the Properties of Netcom Group and the Properties of CNC China as defined in the Appendix in accordance with the actual circumstances.
3. Both Parties agree that the Properties of Netcom Group or the Properties of CNC China they have leased shall only be used by them within the permitted scope to legally engage in business operational activities, and neither Party may lease the other Party’s Properties to a third party without the other Party’s written consent, and this sub-leasing party shall still be liable for the liabilities and obligations hereunder.
ARTICLE TWO TERMS OF LEASING
1. The agreed lease term of the Properties hereunder is the same as that of this Agreement, subject to item 2 of this Article.
2. The Lessor may immediately terminate the agreed lease of the Properties hereunder if the Tenant commits any of the following:
1) The Tenant, at its own discretion, sublease or sublend the Properties of the Lessor to other party without the prior consent of the Lessor (except when the Properties are subleased or sub-lent to the subsidiaries or affiliated companies of the Tenant);
2) The Tenant violates the purpose of usage as agreed by both Parties for the leasing, or uses the leased Properties to conduct any illegal activities and do harm to the public interests.
3. If, in accordance with Article Ten, the Tenant does not exercise the right of renewal but is unable to return the Properties to the Lessor upon the expiration of this Agreement due to its business operations, the Lessor shall extend the term to a period as deemed appropriate and is entitled to claiming rental from the Tenant for an amount negotiated and agreed by both Parties.
ARTICLE THREE RENTAL AND METHOD OF PAYMENT
1. Netcom Group and CNC China agree that the actual rental for the Properties leased to each other shall be determined by both Parties in the Appendix to this Agreement based on the market price or the depreciation and maintenance cost and with reference to the rental standard set by the local price authorities while taking into consideration the actual needs of the Parties (not exceeding the market price).

2. Netcom Group and CNC China agree that both Parties may sign separate execution documents with regard to the leasing issues of certain Properties of Netcom Group or certain Properties of CNC China with the purpose of specifying the applicable terms and conditions relating to such leased Properties, provided that the execution documents shall comply with the principles, compendium and terms and conditions set forth hereunder.
3. The foregoing rental shall be reviewed once a year where Netcom Group and CNC China shall negotiate to determine whether the rental needs to be adjusted as well as the actual amount of the rental after such adjustment.
4. The rental shall be settled once each quarter and the settlement date is the last day of each quarter. When the last day of the quarter happens to be Saturday, Sunday or public holiday, the settlement date shall be postponed to the first working day immediately after the holiday.
5. All tax burdens incurred by the leasing of the Properties of Netcom Group or the Properties of CNC China, and management fees and other charges levied by the state and local governments against the Properties of Netcom Group and the Properties of CNC China shall be borne by the Lessor, unless otherwise specified hereunder.
ARTICLE FOUR THE REPAIR AND MAINTENANCE OF THE PROPERTIES DURING THE LEASE TERM
The repair and maintenance of the Properties during the lease term is the Lessor’s obligation, and all costs incurred for this purpose shall be borne by the Lessor. When performing necessary renovation to the leased Properties, unless otherwise specified by this Agreement, the Tenant shall consult the Lessor for any renovation involving the alterations to the main structure of the leased Properties and shall not proceed with the renovation until a written agreement is entered into. However, unless with valid reasons, the Lessor shall not refuse or delay the alterations to the main structure of the Properties requested by the Tenant. Regarding alterations, additions that do not involve the main structure of the Properties, the Tenant may perform such alterations and additions on its own and at its own expense without notice to and consent from the Lessor. Any additions or value added to the Properties as a result of renovation, alterations or additions made by the Tenant or the Lessor during the lease term shall belong to the Lessor.
ARTICLE FIVE CHANGE OF THE LESSOR
1. If the Lessor transfers the title of the leased Properties to a third party, this Agreement shall remain in force and effective to the new owner of the title of the Properties.
2. When the Lessor sells the ownership of the leased Properties, the Lessor shall notify the Tenant three months before the sale. The Tenant shall have the preferential right under the same conditions.
ARTICLE SIX THE REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES
1. Both Netcom Group and CNC China hereby represent and warrant to the other Party that both Parties are established, registered and existing companies or organizations in accordance with the laws of the PRC and have full powers and authorizations (including the legal, the company’s internal and other powers and authorizations):
1) The powers and authorizations to own, lease, rent and operate its assets;
2) The powers and authorizations to sign and implement this Agreement.
2. The Lessor hereby represents and warrants to the Tenant as follows:

1) The Lessor is the only lawful owner of the leased Properties and has the exclusive right to lease the said Properties to the Tenant for considerations in accordance with the provisions of this Agreement;
2) The leased Properties, when delivered to the Tenant for use, are in good conditions with structures complete and adequate for the Tenant to use them for the purposes set forth in this Agreement;
3) The Lessor undertakes that the Tenant has the right to terminate this Agreement at any time if the foregoing warranty contains any untrue statement. Meanwhile, the Lessor agrees to undertake the indemnify obligation for any economic loss and damages incurred to the Tenant by such untruth.
3. The Tenant hereby represents and warrants to the Lessor as follows:
1) The Tenant shall pay the relevant rental to the Lessor in accordance with Article Three of this Agreement. If the Tenant fail to pay the said rental, the Tenant shall, for each 1 day (calendar day, and the same applies below) late, pay a late charge penalty of 0.05% of the outstanding balance to the Lessor.
2) During the lease term, the Tenant shall abide by the relevant laws and regulations of the PRC and it shall be the Tenant’s sole responsibility to bear the consequences of security, fire and environment protection issues.
4. Netcom Group warrants to providing CNC China’s auditors with the accounting records of Netcom Group and its connected persons for any connected transactions.
5. Any terms of this Agreement and its appendixes are not in violation of the regulatory documents of each Netcom Group and the law and regulations of the PRC.
6. It is agreed that both Parties will take further actions to ensure the realization of the principles and provisions in this Agreement. It is further agreed that both Parties will ensure that, CNC China, being a subsidiary of a company to be listed or listed, China Netcom Group (Hong Kong) Limited, shall comply with the Listing Rules of the Hong Kong Stock Exchange for connected transactions.
ARTICLE SEVEN FORCE MAJEURE
1 In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement. However, in the event of such an incident, the affected Party shall inform the other Party by written notice within fifteen (15) days after the said incident and provide relevant proof and evidence to the other Party. At the same time, the affected Party shall use its best endeavors to minimize the damage caused by the Force Majeure event. The affected Party or both Parties shall resume its obligations under this Agreement within a reasonable time once the Force Majeure event has ended.
2 Force Majeure in this Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
ARTICLE EIGHT BREACH OF CONTRACT
1. The failure of a Party to perform the obligations set forth by this Agreement shall be deemed in violation of the contract. The delinquent Party shall correct this noncompliance within five (5) days upon receiving from the other Party detailed notice of such violation. If after five (5) days, such violation of Agreement has not been corrected, the delinquent Party should compensate the other Party for all direct and foreseeable losses caused by such breach of contract.
2. If the Tenant’s use of the leased Properties is prolonged due to the errors or mistakes of the Lessor, the agreed lease term of the Properties hereunder shall be extended accordingly.

ARTICLE NINE CONFIDENTIALITY
Unless with written approval by the other Party, neither Party can announce nor supply or reveal to any third party any information regarding this Agreement or the business information of the other Party, with the exception of requests by the legal or governmental departments or any other relevant securities regulatory authorities or for the purpose of the Listing Company seeking listing or retaining listing.
ARTICLE TEN GOVERNING LAWS AND DISPUTES RESOLUTION
1. The execution, power, interpretation, implementation and disputes resolution of this Agreement are subject to the protection and jurisdiction of the law of the PRC.
2. Both Parties shall seek to settle matters of dispute arising from the implementation of this agreement or in connection with this agreement by cooperative negotiation. If the matters of disputes cannot be settled by negotiation, either Party has the right to resort to litigation at the people’s court which has the jurisdiction over the matter.
ARTICLE ELEVEN EFFECTIVENESS OF AGREEMENT AND OTHERS
1. This Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals. This Agreement shall be effective from January 1, 2008 to December 31, 2010. If CNC China wishes to renew this Agreement and notifies Netcom Group with 3 month’s notice, this Agreement shall be renewed automatically for another 3 years on the same terms. There is no limit on the number of renewal.
2. The supplementary agreements, side agreements, and documents drawn according to the principles of this Agreement are parts of this Agreement. Both Parties agree that any changes, revisions or amendments to this Agreement shall come into effect by written agreements entered into by both Parties and shall become indivisible parts of this Agreement.
3. The Agreement is made in Chinese. It is made into two (2) duplicate originals. Each Party holds one (1) copy, and each copy shall have the same legal binding effect.
IN WITNESS WHEREOF the Legal representatives or the authorized representatives of both Parties hereto have executed the Agreement as of the date and venue first written above.
Signature page:

CHINA NETWORK COMMUNICATIONS GROUP CORPORATION (SEAL)
By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative

CHINA NETCOM (GROUP) COMPANY LIMITED (SEAL)
By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative

APPENDIX
I: ITEMIZED LIST OF PROPERTIES LEASED BY NETCOM GROUP TO CNC CHINA

NO.	NAME OF THE PROPERTY	USAGE	FULL ADDRESS	AREA LEASED	RENTALS (TOTAL)	NOTE

*	Please indicate in the Note column if there are other special articles as applicable.
II: ITEMIZED LIST OF PROPERTIES LEASED BY CNC CHINA TO NETCOM GROUP

NO.	NAME OF THE PROPERTY	USAGE	FULL ADDRESS	AREA LEASED	RENTALS (TOTAL)	NOTE

*	Please indicate in the Note column if there are other special articles as applicable.